Exhibit 99.1

XOMA Appoints Paul Rubin, M.D. as Vice President and Chief Medical Officer

BERKELEY, Calif., June 7, 2011 -- XOMA Ltd. (Nasdaq: XOMA), a leader in the discovery and development of antibody therapeutics, announced that it has appointed Paul Rubin, M.D., as Vice President and Chief Medical Officer. A senior biopharmaceutical executive with expertise in antibodies, small molecules and inflammatory diseases, during his career Dr. Rubin was responsible for clinical development and approval of several products while at Sepracor, Inc. and Abott Laboratories.  Patrick J. Scannon, M.D., Ph.D., a XOMA founder who had been Executive Vice President and Chief Medical Officer since March of 2009, will now serve as Executive Vice President and Chief Scientific Officer.

“Paul has directed the development of more than ten approved pharmaceutical and biotechnology products, experience that will be instrumental for the advancement of our proprietary pipeline,” said Steve B. Engle, XOMA’s Chairman and Chief Executive Officer.

Prior to joining XOMA, Dr. Rubin was Chief Medical Officer at Funxional Therapeutics Ltd. earlier this year, and he was Chief Executive Officer of Resolvyx Pharmaceuticals, Inc. from 2007 to 2009 and President and Chief Executive Officer of Critical Therapeutics, Inc. from 2002 to 2007.

From 1996 to 2002, Dr. Rubin was associated with Sepracor, where he served as Senior Vice President, Development, and later as Executive Vice President, Research & Development. He was responsible for the successful development of all of Sepracor’s internally developed approved products including Xopenex®, Lunesta®, Xopenex HFA® and Brovana®.

From 1993 to 1996, Paul held senior level positions at Glaxo-Wellcome Pharmaceuticals, most recently as Vice President of Worldwide Clinical Pharmacology and Early Clinical Development. He was associated with Abbott from 1987 to 1993, including as Vice President, Immunology and Endocrinology, where he successfully advanced zilueton, the first 5-lipoxygenase inhibitor, from discovery to approval for the treatment of asthma.

Paul received a BA from Occidental College and his M.D. from Rush Medical College.  He completed his training in internal medicine at the University of Wisconsin.

 About XOMA

XOMA is a leader in the discovery and development of novel antibody therapeutics. The company's proprietary product pipeline includes:

•
XOMA 052, a potentially best-in-class antibody that binds to the inflammatory cytokine interleukin-1 beta, or IL-1 beta. XOMA plans to enter XOMA 052 into Phase 3 clinical development in Behcet's uveitis, an orphan indication. XOMA 052 is in Phase 2 clinical development for diabetes with cardiovascular disease biomarkers. Les Laboratoires Servier is XOMA's development and commercialization partner for XOMA 052.

•
XOMA 3AB, a novel combination of three antibodies in one product under development to prevent and treat botulism poisoning caused by exposure to botulinum neurotoxin Type A, among the most deadly bioterror threats. XOMA 3AB is iin a Phase 1 clinical trial sponsored by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (Contract # HHSN266200600008C).

•	A preclinical pipeline with candidates in development for autoimmune, cardio-metabolic, inflammatory and oncologic diseases.

XOMA has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary optimization and expression and manufacturing technologies that it uses for its own pipeline and in collaborations with pharmaceutical and biotechnology companies. XOMA technologies have contributed to the success of marketed antibody products including LUCENTIS® for wet age-related macular degeneration and CIMZIA® for rheumatoid arthritis and Crohn's disease. XOMA's fully integrated product development infrastructure extends from preclinical science to approval and is located in Berkeley, California. For more information, please visit www.xoma.com.

Forward-Looking Statements

Certain statements contained herein concerning product development and capabilities of XOMA’s technologies or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

These risks, including those related to the generally unstable nature of current economic and financial market conditions; the results of discovery research and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demands for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

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SOURCE: XOMA Ltd.

XOMA Ltd.
Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

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